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                                                                  EXHIBIT 3.1(b)

                         "CERTIFICATE OF INCORPORATION"

                                       OF

                          CHICAGO MINIATURE LAMP, INC.


                                   ARTICLE I

                                      NAME

           The name of the Corporation is CHICAGO MINIATURE LAMP, INC.

                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

         The registered office of the Corporation in the State of Oklahoma is located at 800 Kennedy Building, Tulsa, Oklahoma 74103. The Corporation's registered agent at that office is Gary H. Baker.

                                  ARTICLE III

                                    PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Oklahoma.

                                   ARTICLE IV

                                 CAPITALIZATION

         The aggregate number of the authorized shares, itemized by class, series, if any, and par value within a class, is a follows:


            Class               Number of Shares       Series       Par Value
            -----               ----------------       ------       --------
            Common              100,000,000             N/A            $.01
            Preferred             5,000,000             N/A            $.01

                  Total Number of Shares Authorized:  105,000,000

                  Total Authorized Capital:  $1,050,000

The Board of Directors shall have full and complete authority to establish all attributes, powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limita-


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tions or restrictions thereof, as contemplated in and permitted by Section 1032 of Title 18 of the Oklahoma Statues.

                                   ARTICLE V

                   NO CUMULATIVE VOTING OR PREEMPTIVE RIGHTS

         The holders of record of the Common Stock shall have one vote for each share held of record. Cumulative voting for the election of directors or otherwise is not permitted.

         No holder of record of Common Stock shall have a preemptive right or be entitled as a matter of right to subscribe for or purchase (i) any shares of capital stock of the Corporation of any class whatsoever, or (2) warrants, options or rights of the Corporation, or (3) securities convertible into, or carrying warrants, options or rights to subscribe for or purchase, capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized or outstanding.

                                   ARTICLE VI

                              AMENDMENT OF BYLAWS

         The Board of Directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the Corporation or to adopt new bylaws.

                                  ARTICLE VII

                         POSSIBLE CONFLICTS OF INTEREST

         No agreement or transaction involving the Corporation or any other corporation, partnership, association or other entity in which the Corporation owns an interest or any properties thereof in which one or more director or officer of the Corporation has a financial interest shall be void or voidable solely for this reason or solely because such directors or officers are present at or participate in the contract or transaction that is approved.


                                  ARTICLE VIII

                                INDEMNIFICATION

         To the fullest extent allowed by the laws of Oklahoma as in effect from time to time, the Corporation shall indemnify any




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person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Corporation, or who, at the request of this Corporation, is or was a director, officer, employee, agent, partner, or trustee, as the case may be, of any other corporation, foreign or domestic, or of any partnership, proprietorship, trust, association or other entity in which this Corporation owns an interest, against any and all liabilities and reasonable expenses incurred by him in connection with or resulting from any claim, action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal,, administrative or investigative in nature, or in connection with an appeal relating thereto, in which he has become involved as a party or is threatened to be made a party or otherwise, by reason of being or having been such as director, officer, employee or agent.


                                   ARTICLE IX

                     NO DIRECTOR LIABILITY IN CERTAIN CASES
                     --------------------------------------

      To the maximum extent permitted by law, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of Title 18 of Oklahoma Statutes as in effect from time to time for unlawful payment of dividends or stock redemptions, or (iv) for any transaction from which the director an improper personal benefit.


                                   ARTICLE X

                              CERTAIN COMPROMISES
                              -------------------

      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 1106 of Title 18 of the Oklahoma Statutes as in effect from time to time or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the


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Oklahoma Statutes as in effect from time to time, may order a meeting of the creditors or class of creditors, and/or of the shareholder or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the shareholders or class of shareholders of this Corporation, as the case may be, and also on this Corporation."

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary this 17th day of December, 1996.

                              CHICAGO MINIATURE LAMP, INC., an
                                Oklahoma Corporation

                              By:  /s/ Frank M. Ward
                                ---------------------------------
                                   Frank M. Ward, President

ATTEST:

/s/ Ronald S. Goldstein
------------------------------
Ronald S. Goldstein, Secretary


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